PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 31,	October 31,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$202,845	$98,945
Accounts receivable	97,654	82,951
Inventories	30,873	15,502
Other current assets	10,191	8,404

Total current assets	341,563	205,802

Property, plant and equipment, net	397,703	369,814
Investment in joint venture	72,504	61,127
Intangible assets, net	43,660	47,748
Other assets	21,494	19,388

	$876,924	$703,879

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$5,538	$11,467
Accounts payable and accrued liabilities	132,619	107,762

Total current liabilities	138,157	119,229

Long-term borrowings	153,527	78,852
Deferred income taxes and other liabilities	9,161	9,855

Equity	576,079	495,943

	$876,924	$703,879